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                          MDL CAPITAL MANAGEMENT, INC.
                         PERSONNEL POLICY & PROCEDURES

SECTION VI              ETHICS AND REGULATORY POLICIES

A) GENERAL POLICIES

1.   All "associated persons" and employees of MDL Capital Management, Inc.
     (MDL) MUST read and understand the following Ethics and Regulatory Policies (An "associated person" is taken to mean an officer, director, partner or other person that is required to file MDL's Schedule D of Form ADV).

     All associated persons and employees of MDL MUST sign a document that acknowledges that he/she had read and understood these policies and that attests to the fact that he/she agrees to abide by them.

2. Ms. Tracey Gist is MDL's Compliance officer (CO). In this capacity she has overall responsibility for overseeing all compliance and regulatory matters at MDL. All employees should view the CO as a resource for providing guidance and answering questions.

3. Each employee is expected to read "Regulation of Investment Advisers", a book by Lemke and Lios, which is available in the office. Alternatively, the employee, with the CO's agreement, may choose the read an equivalent book or resource. While reading this material, employees are expected to pay particular attention to those subjects that pertain directly to their duties and responsibilities.

4. MDL wishes to emphasize to its employees that breaches of MDL's policies and/or of Federal and State laws and regulations applicable to Registered Investment Advisors are likely to result in grave consequences to all parties involved in such breaches.

B) REGISTRATION OF ASSOCIATED PERSONS

     All associated persons or employees required to file Schedule D of Form ADV must provide the CO with the information necessary to complete this SEC form. It is each such person's responsibility to provide the CO with accurate and timely information. It is MDL's policy that the CO verifies all information required to be filed on Schedule D for each person.

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C) THE ADVISERS ACT

     It is MDL's policy to entirely adhere to all requirements of the Investment advisers Act of 1940 (The Act) at all times. All employees and associated persons of MDL are expected to comply with all requirements of the Act at all times.

     The CO, with the assistance of MDL's CEO (Mark D. Lay) and Chief Investment Officer (Edward Adatepe), is responsible for ensuring MDL's compliance with the Act by:

               1) Filing (with the SEC or appropriate State agencies) all required registrations and documents on a timely basis.

               2) Reviewing all contracts between MDL and its advisory clients.

               3) Reviewing all investment plans applicable to MDL's various advisory client.

               4) Monitoring, with the assistance of the CIO, MDL's various investment activities (on behalf of its clients) and ensuring that all investments made comply with the Act, with the client's investment plan and with MDL's internal investment policies, procedures, limitations and restrictions.

               5) Monitoring MDL's trading activity (on behalf of its clients) to ensure compliance with the Act and with all MDL Trading Policies and Procedures (a copy of which is available from the CO).

               6) Monitoring the personal securities transactions of all employees to ensure compliance with MDL's policies on this matter (as described further in this document).

               7) Reviewing and monitoring all contracts with and fees paid to persons who act as solicitors to MDL.

     In the event that any MDL employee or associate person becomes aware of any breach of the Act, it is his/her responsibility to report such breach to the CO. MDL WILL CONSIDER IT GROUNDS FOR DISMISSAL IF ANY EMPLOYEE OR ASSOCIATED PERSON KNOWS OR BECOMES AWARE OF ANY BREACH OF THE ACT BUT DOES NOT REPORT IT TO THE CO. It is the CO's responsibility to report any breaches of the Act to the CEO on a timely basis.

     In the highly unlikely instance where MDL becomes aware of non-compliance with the Act, IT IS MDL'S POLICY TO IMMEDIATELY TAKE WHATEVER STEPS ARE NECESSARY TO GET BACK INTO COMPLIANCE. It is the CEO's and CO's responsibility to ensure that the proper measures are taken to correct any deficiencies.

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D) ERISA

     IT IS MDL'S POLICY TO STRICTLY ADHERE TO ALL REQUIREMENTS, WHEN THEY ARE APPLICABLE, OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974 (ERISA) AT ALL TIMES. ALL EMPLOYEES AND ASSOCIATED PERSONS OF MDL ARE EXPECTED TO COMPLY WITH ALL REQUIREMENTS OF ERISA AT ALL TIMES. It is the CO's responsibility to ensure MDL's compliance with ERISA. This compliance is achieved through the same monitoring and review policies and procedures described above for compliance with the Advisers Act.

     All employees of MDL are encouraged to read and understand the "Prudent Man" definition of a fiduciary contained in the ERISA legislation. The following passage from "Regulation of Investment Advisers" is reproduced below in order to give the reader a better understanding of the meaning of the "Prudent Man".

          "An adviser to an ERISA pension plan will be subject to ERISA's "Prudent Man" standard, which generally requires an adviser to discharge its duties solely in the interests of the plan with the care, skill, prudence, and diligence under the circumstances that a prudent man acting like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims".

          An adviser will be deemed to have satisfied the prudent man standard it is has given "appropriate consideration" to the facts and circumstances that, given the scope of the adviser's investment duties, the adviser should know are relevant to a particular investment or course of action, including the role the investment plays in the plan's investment portfolio. "Appropriate Consideration" includes a determination by the adviser that the particular investment is reasonably designed, as part of the plan's portfolio, to further the purposes of the plan, taking into consideration risk of loss, opportunity for gain, and factors such as diversification, liquidity, and projected return of the portfolio. Most significantly, the prudent man rule looks to total performance of the entire portfolio, rather than the actual performance of any particular investment. Accordingly, to determine whether any investment is imprudent (or prudent) it must be analyzed in the content of the overall portfolio."

          In the event that any MDL employee or associated person becomes aware of any breach of ERISA regulations, it is his/her responsibility to report such breach to the CO. MDL WILL CONSIDER IT GROUNDS FOR DISMISSAL IF ANY EMPLOYEE OR ASSOCIATED PERSON KNOWS OR BECOMES AWARE OF ANY BREACH OF ERISA BUT DOES NOT REPORT IT TO THE CO. It is the CO's responsibility to report any breaches of ERISA regulations to the CEO on a timely basis.

     In the highly unlikely instance where MDL becomes aware of non-compliance with the Act, IT IS MDL'S POLICY TO IMMEDIATELY TAKE WHATEVER STEPS ARE NECESSARY TO GET BACK INTO COMPLIANCE. It is the CEO's and CO's responsibility to ensure that the proper measures are taken to correct any deficiencies.

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E) INSIDER TRADING

     The Advisers Act requires an investment adviser to adopt policies and procedures to preserve the confidentiality of information and prevent possible insider trading. IT IS MDL'S POLICY THAT ALL ASSOCIATED PERSONS AND EMPLOYEES OF MDL ARE PROHIBITED FROM USING MATERIAL NON-PUBLIC INFORMATION IN AN ATTEMPT TO RECEIVE AN ECONOMIC BENEFIT FOR THEMSELVES OR ANYONE ELSE. The CO is responsible for enforcing this provision of the law, with the assistance of the CIO, by monitoring MDL's various investment activities and by reviewing the rationale for various investments. It is the responsibility of individual portfolio managers to explain the reason for various investments through investment policy committee presentations or through maintaining appropriate records, notes and files.

     In the event that any MDL employee or associated person becomes aware of any breach of the "insider trading" regulations of the Act, it is his/her responsibility to report such breach to the CO. MDL WILL CONSIDER IT GROUNDS FOR DISMISSAL IF ANY EMPLOYEE OR ASSOCIATED PERSON KNOWS OR BECOMES AWARE OF ANY BREACH OF ERISA BUT DOES NOT REPORT IT TO THE CO. It is the CO's responsibility to report any breaches of ERISA regulations to the CEO on a timely basis.

     In the highly unlikely instance where MDL becomes aware of non-compliance with the Act, IT IS MDL'S POLICY TO IMMEDIATELY TAKE WHATEVER STEPS ARE NECESSARY TO GET BACK INTO COMPLIANCE. It is the CEO's and CO's responsibility to ensure that the proper measures are taken to correct any deficiencies.

F) PERSONAL SECURITIES TRANSACTIONS

     It is MDL's policy that ALL ASSOCIATED PERSONS AND EMPLOYEES who make, or participate in making, investment decisions at MDL will be required to abide by the following policies and procedures regarding their personal securities transactions:

          (1) Within ten days of the end of each calendar quarter, each person will submit to the CO a record of their personal securities transactions. Such record shall include:

                    (a) The Title and amount of the security involved.
                    (b) Date of Transaction.
                    (c) Type of Transaction.
                    (d) Price of the Transaction.
                    (e) The Name of the Broker.

          (2) IT IS MDL'S POLICY THAT THESE PERSONS CAN NOT TRADE IN THE SECURITIES THAT MDL HAS TRADED FOR ITS CLIENTS, FOR A PERIOD OF TWO WEEKS BEFORE AND AFTER THE TRADE DATE OF MDL'S TRADES FOR ITS CLIENTS.

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          (3)  If you are unsure of a particular securities transaction, ask the
               CO before effecting the transaction.

G) TRADING POLICIES

     IT IS MDL'S POLICY THAT ALL ASSOCIATED PERSONS AND EMPLOYEES OF MDL MUST ABIDE BY MDL'S TRADING POLICIES as outlined in the attached document entitled Internal Trading Procedures. If you are unsure of any policy or procedure please ask the CO for clarification.

     It is the CO's responsibility to monitor MDL's various trading activities to ensure compliance with these policies and procedures. Such monitoring may include review of trade logs, etc.

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